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                                                                    EXHIBIT 23.4

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Fluke Corporation, that is made a part of the Registration Statement (Form S-4) and Prospectus of Danaher Corporation relating to an Agreement and Plan of Merger among Danaher Corporation, Falcon Acquisition Corp. and Fluke Corporation, and to the incorporation by reference therein of our report dated May 24, 1997, with respect to the consolidated financial statements of Fluke Corporation and our report dated July 21, 1997, with respect to the financial statement schedule of Fluke Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended April 25, 1997, filed with the Securities and Exchange Commission.

Seattle, Washington
June 4, 1998

                                        ERNST & YOUNG LLP